U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) April 29, 2002

Commission File Number: 000-2851

US DATA AUTHORITY, INC.
a Florida corporation

(IRS Employer Identification Number: 65-0693150)

3500 NW Boca Raton Boulevard
Building 811
Boca Raton, Florida 33431

Securities Registered Pursuant to Section 12(g)
of the Securities Exchange Act of 1934:

Common Stock, Par Value $.02 per share

Item 1. Change in Control of Registrant.

Pursuant to an agreement (the "Purchase Agreement") dated February 28, 2002, by and among Centro Inmobiliario RYC, S.L., a limited liability company organized under the laws of the Kingdom of Spain ("Inmobiliario"), MAPET International Foundation, Inc., a Florida non-profit corporation ("MAPET"), FRONTIER STAR, S.L., a limited liability company organized under the laws of the Kingdom of Spain ("FRONTIER STAR"), INVERFAPE, S.A., a limited liability company organized under the laws of the Dominican Republic ("INVERFAPE"), Jesus Guirau, S.L., a limited liability company organized under the laws of the Kingdom of Spain ("Jesus Guirau") (Inmobiliario, MAPET, FRONTIER STAR, INVERFAPE, and Jesus Guirau are sometimes collectively referred to hereinafter as the "Investors"), and US DATA Authority, Inc. (the "Company"), as amended, the Investors purchased and agreed to purchase from the Company, in eighteen (18) traunches (i) 10,000,000 shares of common stock, par value $.02 per share (the "Common Stock"), and (ii) 20,000,000 shares of series A preferred stock (the "Preferred Stock") for the aggregate price of $18,400,000. The Common Stock would be purchased for $0.16 per share and the Preferred Stock would be purchased for $0.84 per share. The Investors will divide the rights and obligations under the Purchase Agreement as follows:

Inmobiliario (37.5%); MAPET (37.5%); FRONTIER STAR (10.0%); INVERFAPE (10.0%); and Jesus Guirau (5.0%).

The closing of the first traunche occurred on April 29, 2002. At this closing, the Investors purchased a total of 6,250,000 shares of Common Stock for the sum of $1,000,000. The 6,250,000 shares of Common Stock purchased by the Investors represents approximately 6.35% of the voting power of all of the issued and outstanding equity securities of the Company. The Investors have agreed to purchase Common Stock and Preferred Stock every thirty days in amounts specified in the Purchase Agreement for seventeen (17) months. At the closing for each traunche, the Investors will deposit the appropriate amount into an account having the Company and a representative of the Investors as its two signatories. Pursuant to the terms of the Purchase Agreement, if the Investors (or any one of them) fail to make payment within fifteen (15) days of any of the traunche dates specified in the Purchase Agreement, then that agreement will terminate and have no further force and effect with respect to the Investors (or any one of them) (except for the Investors' rights to exercise options as provided for in the Purchase Agreement). The Investors also have the right to accelerate the purchase of the Common Stock and the Preferred Stock at any time at their joint discretion. Holders of the Preferred Stock are entitled to ten votes on all matters submitted to a vote of the shareholders of the Company for each share of Preferred Stock held. In the event that the entire 30,000,000 shares of Common Stock and Preferred Stock were to be purchased by the Investors, the Investors would hold approximately 69.49% of the voting power of all of the issued and outstanding equity securities of the Company.

 The closing of the first traunche occurred on April 29, 2002.  At this closing, the Investors purchased a total of 6,250,000 shares of Common Stock for the sum of $1,000,000.  The 6,250,000 shares of Common Stock purchased by the Investors represents approximately 6.35% of the voting power of all of the issued and outstanding equity securities of the Company.  The Investors have agreed to purchase Common Stock and Preferred Stock every thirty days in amounts specified in the Purchase Agreement for seventeen (17) months.  At the closing for each traunche, the Investors will deposit the appropriate amount into an account having the Company and a representative of the Investors as its two signatories.  Pursuant to the terms of the Purchase Agreement, if the Investors (or any one of them) fail to make payment within fifteen (15) days of any of the traunche dates specified in the Purchase Agreement, then that agreement will terminate and have no further force and effect with respect to the Investors (or any one of them) (except for the Investors' rights to exercise options as provided for in the Purchase Agreement).  The Investors also have the right to accelerate the purchase of the Common Stock and the Preferred Stock at any time at their joint discretion.  Holders of the Preferred Stock are entitled to ten votes on all matters submitted to a vote of the shareholders of the Company for each share of Preferred Stock held.  Each share of the Series A Preferred Stock will convert automatically into one share of Common Stock on April 29, 2005.  In the event that the entire 30,000,000 shares of Common Stock and Preferred Stock were to be purchased by the Investors, the Investors would hold approximately 69.49% of the voting power of all of the equity securities of the Company issued and outstanding as of April 29, 2002.
 The Purchase Agreement also grants the Investors the option to purchase up to 10,000,000 shares of the Common Stock of the Company for a total of $20,000,000.  Pursuant to the terms of the Purchase Agreement, the Investors will receive the options in increments of 2,000,000 shares for each $2,000,000 they invest in the Company.  The first 8,000,000 options will vest at the time the Investors have invested at least 80% of the total $18,400,000 investment they committed to in the Purchase Agreement.  The remaining 2,000,000 options will vest at the time the Investors have invested the entire $18,400,000 in the Company.  The exercise prices for the options differ for each 2,000,000 share increment and are specified in the Purchase Agreement.  All of the options expire on April 29, 2006.

In connection with the Purchase Agreement, the Company and MAPET have entered into an oral placement agent and consulting agreement pursuant to which MAPET will be entitled to payments in cash equal to ten percent (10%) of the gross amount of each of the eighteen monthly installments to be paid to the Company by the Investors, payable when each such installment is received by the Company.

After the initial $1,000,000 investment by the Investors on April 29, 2002, as agreed upon by the parties to the Purchase Agreement in order for the Investors to gain majority representation of the Board of Directors, the Investors were entitled to nominate five persons to be elected to the Board of Directors. On that date, upon resolution by the Board of Directors, the Board of Directors agreed to expand the number of its members from seven to nine. After passing this resolution, five of the seven directors resigned and seven new directors were elected to fill the vacancies, five of whom were nominated by the Investors. The newly constituted Board of Directors consists of Messrs. Robert M. Beaton, Juan F. Casas, Michael A. Cutler, William C. Davis, III, Eli Dreszer, Martin Laburu, Dominick F. Maggio, Charles Molinari and Mario Perez. Messrs. Casas, Davis, Laburu, Maggio and Perez were the Investors' nominees. The newly constituted Board of Directors named Mr. Cutler to serve as its chairman and Mr. Maggio to serve as President and CEO of the Company.

On March 7, 2002, the Company entered into a marketing agreement (the "Marketing Agreement") with US DATA International Development, Inc. ("US DATA International"), a Florida corporation that is controlled by the Investors. Pursuant to the terms of the Marketing Agreement, US DATA International will provide all international marketing and sales coordination of the Company's products and services. The initial term of the Marketing Agreement is for three years and the agreement will automatically renew for additional 12-month periods unless either party provides the other with written notice of its intent to cancel the agreement within 90 days of the anniversary date of the agreement. US DATA International will be paid $100,000 per month for the life of the agreement. In addition, during the initial three-year term, US DATA International will receive an amount equal to three percent (3%) of the Company's gross sales through March 7, 2005. Additionally, pursuant to the terms of the Marketing Agreement, the Company will grant US DATA International (i) 1,000,000 shares of Common Stock, and (ii) options for up to 3,000,000 shares of Common Stock, which shall vest immediately upon grant and be exercisable at certain prices and under certain terms and conditions for five years.

The foregoing response to this Item 1 is qualified in its entirety by reference to the Purchase Agreement, Addendum No. 1 to the Purchase Agreement, and the Marketing Agreement, the full texts of which are filed as Exhibits 1, 2 and 3 hereto and incorporated herein by this reference.

Item 5. Other Events.

As set forth above in Item 1, on April 29, 2002, the newly constituted Board of Directors elected Dominick F. Maggio as its new President and CEO. Mr. Maggio, age 49, is an original founder of the Company, and had served as its Executive Vice President/Chief Operating Officer since June 2000. During that time, he assisted in securing the funding to start and maintain the Company, as well as negotiated contracts with all of its vendors and alliance partners. Prior to joining the Company, he was President/CEO of Secure Transaction International Corporation, a company focused on the development and management of software used in the processing of credit cards for the Internet. He moved to South Florida from Tampa in 1997 to assist in the development of a regional Internet Service Provider, Axxsys International, and served as its Chief Operating Officer. Prior to that move, Mr. Maggio had been President of the advertising firm Maggio Simpson & Hanes before becoming a private marketing consultant in 1986. He assisted a number of firms both private and public in their advertising and marketing, most of which were involved in high technology products and services mostly in the healthcare field, and assisted these firms in acquiring investment. He graduated from the University of South Florida in 1974 with a Bachelors degree in Mass Communication.

On May 23, 2001, the Company disclosed on a Form 8-K the details of its agreement with AB Financial Services, LLC, a Nevada limited liability company ("ABFS"), wherein ABFS agreed to purchase from the Company in two traunches, (i) 12,000,000 shares of Common Stock and warrants to purchase 30,000,000 shares of Common Stock ("Warrants") for $600,000 and $20,000, respectively, and (ii) 28,000 shares of Common Stock for $4,200,000. As reported in the May 23, 2001 Form 8-K, the first traunche was purchased on May 23, 2001. ABFS subsequently sold some of the shares of Common Stock that it purchased in the first traunche to a group of accredited investors.

ABFS subsequently assigned to WealthHarbor Capital Group, LLC ("WealthHarbor") its rights to purchase 3,647,722 shares of Common Stock from the second traunche. On July 3, 2001, WealthHarbor purchased the 3,647,722 shares of Common Stock for $577,160. ABFS's rights to purchase the remaining 26,352,278 shares of Common Stock from the second traunche expired on September 30, 2001. Additionally, effective February 19, 2002, the Company entered into that certain Agreement with ABFS and Mr. Robert Beaton, manager of ABFS (the "Agreement"), pursuant to which the parties agreed to cancel 20,000,000 of the Warrants held by ABFS. As a result, ABFS and two accredited investors now hold Warrants to purchase a total of 10,000,000 shares of Common Stock at an exercise price of $0.10 per share.

The foregoing response to this Item 5 is qualified in its entirety by reference to the Agreement, the full text of which is filed as Exhibit 4 hereto and incorporated herein by this reference.

Item 1. Exhibits

  Investor Questionnaire and Subscription Agreement dated February 28, 2002, by and among the Investors and the Company (The Purchase Agreement);

  Addendum No. 1 to Investor Questionnaire and Subscription Agreement dated April 17, 2002, by and among the Investors and the Company ; and

  The Engagement Agreement dated March 7, 2002, by and between US DATA International and the Company (The Marketing Agreement).

  Item 5. Exhibits

  Agreement effective February 19, 2002, by and among the Company, ABFS and Robert Beaton.

  Form of Warrant dated February 19, 2002, executed by the Company in favor of ABFS.

SIGNATURE

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US DATA AUTHORITY, INC.
Date: May 9, 2002	/S/ Dominick F. Maggio Name: Dominick F. Maggio Title: President and CEO